UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 23, 2015 (December 17, 2015)

Calpian, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Texas	000-53997	20-8592825
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 North Akard Street, Suite 2850, Dallas, Texas	75201
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (214) 758-8600

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.
Item 3.02    Unregistered Sales of Equity Securities.
Item 5.03    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 17, 2015, Calpian, Inc. (the “Company”) filed with the Secretary of State of the State of a Certificate of Designation (the “Series D Certificate of Designation”), setting forth the rights, powers, and preferences of a new class of Series D Convertible Preferred Stock (the “Series D Preferred”), par value $0.001 per share and a stated value of $1,000 per share. The Series D Preferred is voluntarily convertible into shares of Common Stock of the Company (“Common Stock”) at an exercise price of $0.60 (“Voluntary Conversion Price”). However, in the event the Company conducts closings on private or public offerings of equity securities or debt of the Company pursuant to which the aggregate gross proceeds received by the Company, excluding the sale of any Series D Preferred, equals or exceeds $4,000,000 (the “Triggering Financing”), the holder of the Series D Preferred must exercise one of the following options: (i) require the Company to redeem, in cash, in an amount equal to the Preference Amount (as defined in the Series D Certificate of Designation) and the amount of accumulated dividends on such shares; (ii) convert into securities offered in the Triggering Financing; or (z) convert into Common Stock at the Voluntary Conversion Price. The holders of the Series D Preferred are entitled to vote together all other classes and series of the stock of the Company as a single class on all actions to be taken by the stockholders of the Company, and shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series D Preferred held by such holder could be converted at the Voluntary Conversion Price. Holders of Series D Preferred shall be entitled to receive, when, as and if declared by the Company’s Board of Directors out of funds of the Company legally available for payment, cumulative dividends at an annual rate equal to Fifteen Percent (15%) per annum. Any conversion of the Series D Preferred is subject to a conversion limitation precluding conversions that would result in such holder’s beneficial ownership to exceed 9.99% of Common Stock outstanding.

The foregoing summary of the Series D Certificate of Designation does not purport to be complete and is qualified in its entirety by reference to the text of the Series D Certificate of Designation, which is filed as exhibits herewith.

On December 17, 2015, the Company issued 100 shares of Series D Preferred, having an aggregate stated value of $100,000 and warrants to purchase 25,000 shares of Common Stock at an exercise price of $0.75 per share. The Company received gross proceeds of $100,000 in consideration for the issuance of the securities. The offer and sale of the securities were made in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The information contained in this Current Report on Form 8-K does not constitute an offer to sell or solicitation of an offer to buy any securities of the Company, and it shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any persons to whom, such an offer, solicitation or sale is unlawful. The information contained in this Current Report on Form 8-K is being disclosed pursuant to and in accordance with Rule 135 under the Securities Act.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
3.1	Certificate of Designation of Series D Convertible Preferred Stock

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

CALPIAN, INC.

Date: December 23, 2015	By:	/s/ Scott S. Arey
Scott S. Arey Chief Financial Officer

Exhibits

Exhibit No.	Description
3.1	Certificate of Designation of Series D Convertible Preferred Stock